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Exhibit 5.1

[SIMPSON THACHER & BARTLETT LLP LETTERHEAD]

January 28, 2004

Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555

Ladies and Gentlemen:

        We have acted as counsel to Abgenix, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the shares of Common Stock, par value $0.0001 per share (the "Common Stock"), issuable upon conversion of the Company's Series A-1 Convertible Preferred Stock, the Company's Series A-2 Convertible Preferred Stock and, if issued in exchange for the Series A-2 Preferred Stock, the Company's Convertible Subordinated Note (the "Convertible Note"), in each case as described in the Registration Statement. The shares of Common Stock initially issuable upon conversion of such shares of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and any such Convertible Note are hereinafter referred to as the "Shares".

        We have examined the Registration Statement and a form of the stock certificate representing the Common Stock, the Certificates of Designations relating to the Series A-1 and Series A-2 Convertible Preferred Stock and the form of Convertible Note, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In the case of the Convertible Note we have also assumed that at the time of execution, issuance and delivery of any Convertible Note, such Convertible Note will remain duly authorized and will be duly executed and delivered by the Company.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) when issued in accordance with the terms of the Certificates of Designation of the Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and/or the Convertible Note, if any, as the case may be, upon conversion thereof, the Shares will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

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  Exhibit 5.1